Exhibit 99.1

Sierra Income Corporation Increases Credit Facility

From $150 million to $300 million

NEW YORK, NY (February 6, 2015) – Sierra Income Corporation (“Sierra” or the “Company”) today announced the closing of an amendment to a revolving credit facility through Alpine Funding LLC (“Alpine”), the Company’s wholly-owned special purpose financing subsidiary. The closing of the amended facility results in an increase of Alpine’s leverage capacity from $150 million to $300 million.

“We are pleased with the increase in Sierra’s overall leverage capacity,” said Seth Taube, Chief Executive Officer of the Company. “We intend to utilize the additional leverage as we continue to execute and expand our investment objective,” continued Mr. Taube.

About Sierra Income Corporation

Sierra is a non-traded Business Development Company (“BDC”) that invests primarily in first lien senior secured debt, second lien secured debt and, to a lesser extent, subordinated debt of middle market companies in a broad range of industries with annual revenue between $50 million and $1 billion. The Company’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. Sierra’s investment activities are managed by its investment adviser, SIC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Sierra Income Corporation at www.sierraincomecorp.com.

About SIC Advisors LLC

SIC Advisors LLC is an affiliate of Medley Management Inc. (NYSE: MDLY, “Medley”). Medley is an asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. As of September 30, 2014, Medley has in excess of $3.6 billion of investable capital in business development companies, Medley Capital Corporation (NYSE: MCC) and the Sierra Income Corporation, and private investment vehicles. Over the past 12 years, we have invested in excess of $5.1 billion to help over 285 companies grow across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Samuel Anderson

212-759-0777